UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 8, 2016

POLYCOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27978	94-3128324
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6001 America Center Drive

San Jose, California 95002

(Address of principal executive offices, including zip code)

(408) 586-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On June 8, 2016, Polycom, Inc. (“Polycom”) announced that it has received a revised, non-binding proposal from a private equity sponsor that was previously described as “Sponsor 1” in the Registration Statement on Form S-4 filed by Mitel Networks Corporation (“Mitel”) with the Securities Exchange Commission on May 13, 2016. Under the terms of Sponsor 1’s revised proposal, Sponsor 1 would acquire 100% of the outstanding common stock of Polycom for an all-cash offer of $12.25 per share in a take-private transaction. Sponsor 1 indicated that the revised proposal would be funded, in part, with $650 million of equity financing and $950 million of debt financing. The revised proposal included a letter from a potential lender indicating that, subject to a number of conditions and contingencies, the potential lender was highly confident it could arrange the debt financing. Polycom continues to engage in discussions with Sponsor 1 with respect to the revised proposal.

Polycom’s board of directors, in consultation with its legal and financial advisors, will consider the outcome of its discussions or negotiations with Sponsor 1 to determine the course of action that is in the best interest of Polycom and its stockholders. There can be no assurance that discussions or negotiations will result in a binding proposal from Sponsor 1, that the Polycom board will determine that any such proposal is a “Company Superior Proposal” or that a transaction with Sponsor 1 will be approved or consummated on any particular terms or at all.

Polycom’s board of directors is not approving, endorsing, recommending or deeming advisable the proposal set forth in Sponsor 1’s offer and is not expressing any intent to do so. Polycom’s board has not changed its recommendation in support of Polycom’s merger with Mitel, and accordingly, Polycom’s board reaffirms its recommendation that Polycom’s stockholders vote in favor of the proposed merger with Mitel.

Important Information for Investors

In connection with the proposed transaction between Mitel and Polycom, Mitel has filed with the SEC a preliminary registration statement on Form S-4 that includes a Proxy Statement of Polycom that also constitutes a Prospectus of Mitel (the “Proxy Statement/Prospectus”). Polycom plans to mail to its stockholders the definitive Proxy Statement/Prospectus in connection with the transaction. INVESTORS AND SECURITY HOLDERS OF POLYCOM ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS, AND ANY RELATED AMENDMENTS OR SUPPLMENTS, FILED WITH THE SEC CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT MITEL, POLYCOM, THE TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement/Prospectus and other documents filed with the SEC by Mitel and Polycom through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Polycom will be available free of charge on Polycom’s website at http://investor.polycom.com/company/investor-relations/default.aspx or by contacting Polycom’s Investor Relations Department at 408-586-4271.

Participants in the Merger Solicitation

Polycom and certain of its directors, executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Polycom in connection with the transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, is included in the Proxy Statement/Prospectus described above. Additional information regarding Polycom’s directors and executive officers is also included in Polycom’s Annual Report on Form 10-K/A, which was filed with the SEC on April 28, 2016. These documents are available free of charge as described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYCOM, INC.

By:	/s/ Sayed M. Darwish
Sayed M. Darwish
Chief Legal Officer and Executive Vice President, Corporate Development

Date: June 8, 2016